SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 9, 2004

Date of Report

(Date of earliest event reported)

Merix Corporation

(Exact Name of Registrant as Specified in Charter)

Oregon	0-23818	93-1135197
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1521 Poplar Lane, Forest Grove, Oregon 97116

(Address of principal executive offices, including Zip Code)

503-359-9300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement.

On December 9, 2004, Merix Corporation (“Merix”) purchased all of the outstanding capital stock of Data Circuit Holdings, Inc. (“Holdings”) from its stockholders for total consideration of approximately $43.0 million pursuant to a Stock Purchase Agreement (the “Agreement”) dated December 9, 2004 between Merix, Holdings, Data Circuit Systems, Inc. (“Systems”), a quick-turn circuit board manufacturer and wholly-owned subsidiary of Holdings, and the stockholders of Holdings (“Stockholders”). Merix paid $41.0 million of the total consideration in cash and $2.0 million with a promissory note. The purchase price will be adjusted to reflect the actual working capital and cash and cash equivalent balance of Systems on December 9, 2004.

The Agreement includes standard representations, warranties and covenants by all parties, which generally survive for 24 months, except for certain representations by the Stockholders, which survive forever. The Agreement also includes indemnification provisions that limit the liability of the parties. The liability of Holdings, Systems and the Stockholders to Buyer, other than for fraud or breach of certain of the Stockholders’ representations, is limited to the unpaid promissory note principal and $4.2 million of the purchase price held in escrow pursuant to the terms of an Indemnification Escrow Agreement for satisfaction of claims for indemnification by Buyer. Indemnification claims are also subject to a deductible and a de minimus threshold. The liability of the Stockholders to Buyer for fraud or breach of certain of the Stockholders’ representations is limited to Merix’s losses. The liability of Buyer to the Stockholders is limited to the purchase price. In addition, Merix has waived its rights to any remedy against Holdings, Systems and the Stockholders other than pursuant to its indemnification rights under the Agreement.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The disclosure provided in Item 1.01 of this current report on Form 8-K is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

99.1	Merix Corporation Press Release dated December 9, 2004.

The financial information required to be filed under this Item will be filed by an amendment to this current report on Form 8-K within the next 71 days.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 9, 2004	/s/ Janie S. Brown
Janie S. Brown Sr. Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Merix Corporation Press Release dated December 9, 2004.